Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (724) 741-8570

Government Testing Error Forces Delay in Planned

Launch of New MSA Air Masks

PITTSBURGH, November 27, 2013 – Global safety equipment manufacturer MSA (NYSE: MSA) today announced that the company, along with other manufacturers of respirators and self-contained breathing apparatus (SCBA), received notification on November 21 from the National Institute for Occupational Safety and Health (NIOSH) that errors were made by the government when testing and certifying respirators. As a result, the certifying organization intends to examine their testing procedures and will reevaluate respirators and SCBA that were previously certified by NIOSH, dating back to July, 2012.

NIOSH has confirmed that MSA does not have any respiratory protective devices in use that are impacted by this finding. As such, no re-evaluation or retesting of MSA products will be required. However, MSA is impacted in another way. NIOSH has stated that other manufacturers who do have affected respirators will be given retesting priority. Ultimately, this means that certification of new products will be further delayed by NIOSH by at least 90 days. For MSA, this will result in further delays in the expected certification and introduction of MSA’s FireHawk® M7XT breathing apparatus as well as the introduction of the company’s next generation SCBA platform.

NFPA Certification Background

To ensure SCBA comply with performance standards adopted by the National Fire Protection Association (NFPA), devices must undergo a series of certification tests conducted or

(more)

managed by NIOSH. This includes a test, conducted by the U.S. Army Edgewood Chemical Biological Center, to certify an air mask’s ability to protect firefighters from chemical, biological, radiological and nuclear (CBRN) agents. NIOSH has informed respirator manufacturers that CBRN Respirator Approval Testing, conducted from July 2012 to October 2013, was invalid because the concentrations of agents used in testing were less than required by NIOSH test procedures. As a result, NIOSH announced it will invalidate the CBRN certifications of devices tested within the above time frame and begin a new round of CBRN testing in January of 2014. In a domino effect, this decision will further delay approvals of SCBA scheduled to be certified as compliant to new NFPA standards adopted in 2013, thereby impacting MSA’s launch plans.

MSA had anticipated securing 2013 NFPA certification for its FireHawk M7XT SCBA in the fourth quarter of this year. However, due to the testing error discovered by NIOSH and taking into account the reprioritization of testing and certification of previously approved respirators, MSA now expects that certification of new SCBA will be delayed until the second quarter of 2014, according to Nish Vartanian, President, MSA North America. Mr. Vartanian added that the situation will also impact the approval status of MSA’s entirely new global platform product. However, MSA will move forward with plans to showcase that new design at the Fire Department Instructors Conference (FDIC) in April in Indianapolis.

Mr. Vartanian emphasized that MSA does not have any SCBA units currently in service that are impacted by the invalid CBRN tests. In fact, MSA is able to manufacture and ship SCBA that are fully compliant with the 2007 edition of NFPA-1981, providing users with the ability to purchase new SCBA units without any compromise to the CBRN requirement. As such, no recalls or “stop use” notices on MSA’s part will be required.

(more)

“Naturally, the CBRN test issue is a disappointing development for the launch and timing of our exciting new product platforms,” Mr. Vartanian said. “We are, however, pleased that MSA’s existing units and those currently in production are not affected by the NIOSH announcement.”

“What makes this situation particularly challenging is the fact that the certification process had already been delayed once this year because of funding and staffing constraints resulting from the federal government’s budget sequestration, which began in March,” he added. “They were then delayed further by the government shutdown in September. The cumulative impact of all this is that no SCBA manufacturer has a breathing apparatus certified to the latest NFPA standards. The CBRN test issue further complicates an already complex situation for SCBA manufacturers and fire departments across the country,” Mr. Vartanian concluded.

About MSA

Established in 1914, MSA is the global leader in the development, manufacture and supply of safety products that protect people and facility infrastructures. Many MSA products integrate a combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company’s comprehensive line of products is used by workers around the world in a broad range of industries, including the fire service, the oil, gas and petrochemical industry, construction, mining and utilities, as well as the military. Principal products include self-contained breathing apparatus, fixed gas and flame detection systems, handheld gas detection instruments, head protection products, fall protection devices and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through a joint venture with MCR Safety. These products are marketed and sold under the Safety Works® brand. MSA, based north of Pittsburgh in Cranberry Township, Pa., has annual sales of approximately $1.2 billion, manufacturing operations in the United States, Europe, Asia and Latin America, and 42 international locations. Additional information is available on the company’s Web site at www.MSAsafety.com. Information on Safety Works products can be found at www.SafetyWorks.com.

# # #